Exhibit 107

Calculation of Filing Fee Tables

Form S-1/A

Farmhouse Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title		Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	(1)(2)	Rule 457(o)	80,500,000 shares	$0.25	$20,125,000	0.00014760	$2,970
	Equity	Underwriters’ Warrant	(3)	Rule 457(g)

Total Offering Amounts							$20,125,000.00	0.00014760	$2,970
Total Fees Previously Paid									2,970
Total Fee Offsets									N/A
Net Fee Due									$0

(1) The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.